press information

MOOG INC., EAST AURORA, NEW YORK 14052   TEL-716/652-2000   FAX -716/687-4457

release date	Immediate	contact	Ann Marie Luhr
	July 29, 2011		716-687-4225

MOOG’S THIRD QUARTER EPS INCREASE 14%

Moog Inc. (NYSE: MOG.A and MOG.B) announced today third quarter earnings of $33.8 million, or $.73 a share, an increase of 14% over last year’s $.64 per share. Sales in the quarter of $583 million were up 9% from last year’s $537 million.

Aircraft sales in the quarter of $221 million were up 15%, or $30 million, from a year ago. Military aircraft sales of $127 million included very strong aftermarket sales of $54 million, up 44% from a year ago. Sales on the F-35 program and V-22 tilt rotor were down somewhat. Crossbow, a recent acquisition, added $1.2 million of sales in the quarter.

Commercial aircraft sales of $85 million were up $19 million, or 29%.  Sales of OEM products to Boeing were 40% higher, at $34 million, on strong 787 sales while Airbus sales were up 19%. Sales of controls for business jets were up $3 million, or 49% higher than last year. Commercial aftermarket revenue, at $24 million, was $4 million higher in the quarter.

Space and Defense sales of $80 million were 9% lower in the quarter. Last year’s third quarter had strong sales of satellite controls and Driver’s Vision Enhancer systems which did not repeat this year. Sales were up for tactical missile controls, security and surveillance systems and new development programs at NASA.

The Industrial Systems segment continued to improve, contributing sales of $156 million, a 21% increase. Legacy products were $127 million which included strong results for plastics making machinery, metal forming, material handling equipment and flight training simulators. Aftermarket sales were 36% higher. Sales of pitch controls for the wind turbines accounted for $29 million in sales, the same level as last year.

The Components segment had sales in the quarter of $88 million, down 8% from last year. Sales into the military aircraft and defense markets were down $14 million in total as activity moderated on various programs. Products sold into marine applications were higher at $10 million and sales improvements in medical and industrial also contributed. Animatics, a recent acquisition, accounted for $1.5 million in sales.

The Medical Devices segment had sales of $38 million, up 14% from a year ago. The sales increase was due, in part, to higher enteral pump sales in Europe and the resumption of shipments of IV pumps which were part of a previously announced voluntary software recall.  Sales of sensors and handpieces were also higher.

The current backlog of $1.3 billion was up 13% from the same quarter a year ago.

The Company adjusted its earnings guidance for the year ending September 2011.  Sales are now forecast at $2.3 billion, with net earnings of $132 million and earnings per share of $2.85, up 21% from last year.

The Company also provided its initial projections for fiscal 2012. Sales are forecasted to increase by 9% to $2.5 billion with net earnings of $152 million, and earnings per share of $3.25, a 14% increase.

"Fiscal 2011 is developing very nicely," said R.T. Brady, Chairman and CEO.  "Our aircraft and industrial markets are providing solid sales growth.  We're headed for a record year in sales and earnings, and a 21% increase in earnings per share."

Moog Inc. is a worldwide designer, manufacturer, and integrator of precision control components and systems.  Moog’s high-performance systems control military and commercial aircraft, satellites and space vehicles, launch vehicles, missiles, automated industrial machinery, wind energy, marine and medical equipment.  Additional information about the Company can be found at www.moog.com.

Cautionary Statement

Information included or incorporated by reference herein that does not consist of historical facts, including statements accompanied by or containing words such as “may,” “will,” “should,” “believes,” “expects,” “expected,” “intends,” “plans,” “projects,” “approximate,” “estimates,” “predicts,” “potential,” “outlook,” “forecast,” “anticipates,” “presume” and “assume,” are forward-looking statements. Such forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements are not guarantees of future performance and are subject to several factors, risks and uncertainties, the impact or occurrence of which could cause actual results to differ materially from the results described in the forward-looking statements. These important factors, risks and uncertainties include:

i.	fluctuations in general business cycles for commercial aircraft, military aircraft, space and defense products, industrial capital goods and medical devices;
ii.	our dependence on government contracts that may not be fully funded or may be terminated;

iii.	our dependence on certain major customers, such as The Boeing Company and Lockheed Martin, for a significant percentage of our sales;
iv.	delays by our customers in the timing of introducing new products, which may affect our earnings and cash flow;
v.	the possibility that the demand for our products may be reduced if we are unable to adapt to technological change;
vi.	intense competition, which may require us to lower prices or offer more favorable terms of sale;
vii.	our indebtedness, which could limit our operational and financial flexibility;
viii.	the possibility that new product and research and development efforts may not be successful, which could reduce our sales and profits;
ix.
increased cash funding requirements for pension plans, which could occur in future years based on assumptions used for our defined benefit pension plans, including returns on plan assets and discount rates;

x.	a write-off of all or part of our goodwill or intangible assets, which could adversely affect our operating results and net worth;
xi.	the potential for substantial fines and penalties or suspension or debarment from future contracts in the event we do not comply with regulations relating to defense industry contracting;
xii.	the potential for cost overruns on development jobs and fixed-price contracts and the risk that actual results may differ from estimates used in contract accounting;
xiii.	the possibility that our subcontractors may fail to perform their contractual obligations, which may adversely affect our contract performance and our ability to obtain future business;
xiv.
our ability to successfully identify and consummate acquisitions, and integrate the acquired businesses and the risks associated with acquisitions, including that the acquired businesses do not perform in accordance with our expectations, and that we assume unknown liabilities in connection with acquired businesses for which we are not indemnified;

xv.	our dependence on our management team and key personnel;
xvi.	the possibility of a catastrophic loss of one or more of our manufacturing facilities;
xvii.	the possibility that future terror attacks, war or other civil disturbances could negatively impact our business;
xviii.	that our operations in foreign countries could expose us to political risks and adverse changes in local, legal, tax and regulatory schemes;
xix.	the possibility that government regulation could limit our ability to sell our products outside the United States;
xx.
product quality or patient safety issues with respect to our medical devices business that could lead to product recalls, withdrawal from certain markets, delays in the introduction of new products, sanctions, litigation, declining sales or actions of regulatory bodies and government authorities;

xxi.	the impact of product liability claims related to our products used in applications where failure can result in significant property damage, injury or death and in damage to our reputation;
xxii.	changes in medical reimbursement rates of insurers to medical service providers, which could affect sales of our medical products;
xxiii.	the possibility that litigation results may be unfavorable to us;
xxiv.
our ability to adequately enforce our intellectual property rights and the possibility that third parties will assert intellectual property rights that prevent or restrict our ability to manufacture, sell, distribute or use our products or technology;

xxv.	foreign currency fluctuations in those countries in which we do business and other risks associated with international operations;
xxvi.	the cost of compliance with environmental laws;

xxvii.	the risk of losses resulting from maintaining significant amounts of cash and cash equivalents at financial institutions that are in excess of amounts insured by governments;
xxviii.
our ability to meet the restrictive covenants under our credit facilities since a breach of any of these covenants could result in a default under our credit agreements; and our customers’ inability to continue operations or to pay us due to adverse economic conditions or their inability to access available credit.

Moog Inc.
CONSOLIDATED STATEMENTS OF EARNINGS
(dollars in thousands, except per share data)

	Three Months Ended		Nine Months Ended
	July 2,	July 3,	July 2,	July 3,
	2011	2010	2011	2010
Net sales	$582,959	$536,775	$1,711,619	$1,542,441
Cost of sales	414,075	380,828	1,210,934	1,094,191

Gross profit	168,884	155,947	500,685	448,250

Research and development	25,723	25,780	77,352	75,166
Selling, general and administrative	89,285	79,296	262,042	233,521
Restructuring expense	378	1,653	954	4,792
Interest	8,831	9,387	27,012	29,363
Other	(980)	(163)	(1,407)	467

Earnings before income taxes	45,647	39,994	134,732	104,941

Income taxes	11,809	10,762	36,872	29,147

Net earnings	$33,838	$29,232	$97,860	$75,794

Net earnings per share

Basic	$0.74	$0.64	$2.15	$1.67

Diluted	$0.73	$0.64	$2.13	$1.66

Average common shares outstanding

Basic	45,625,499	45,371,995	45,477,837	45,356,752

Diluted	46,187,026	45,753,917	46,050,856	45,692,348

Moog Inc.
CONSOLIDATED SALES AND OPERATING PROFIT
(dollars in thousands)

	Three Months Ended		Nine Months Ended
	July 2,	July 3,	July 2,	July 3,
	2011	2010	2011	2010
Net Sales
Aircraft Controls	$220,691	$191,172	$622,672	$554,985
Space and Defense Controls	79,689	87,466	263,226	236,041
Industrial Systems	156,404	128,998	456,000	385,791
Components	87,940	95,684	264,639	270,429
Medical Devices	38,235	33,455	105,082	95,195
Net sales	$582,959	$536,775	$1,711,619	$1,542,441

Operating Profit (Loss) and Margins
Aircraft Controls	$22,935	$17,262	$62,298	$54,447
	10.4%	9.0%	10.0%	9.8%
Space and Defense Controls	8,751	8,367	37,649	24,564
	11.0%	9.6%	14.3%	10.4%
Industrial Systems	13,864	12,244	44,129	31,564
	8.9%	9.5%	9.7%	8.2%
Components	13,365	18,315	41,423	44,833
	15.2%	19.1%	15.7%	16.6%
Medical Devices	1,157	(683)	(1,838)	(532)
	3.0%	(2.0)%	(1.7)%	(0.6)%
Total operating profit	60,072	55,505	183,661	154,876
	10.3%	10.3%	10.7%	10.0%

Deductions from Operating Profit
Interest expense	8,831	9,387	27,012	29,363
Equity-based compensation expense	744	991	5,919	4,669
Corporate expenses and other	4,850	5,133	15,998	15,903
Earnings before Income Taxes	$45,647	$39,994	$134,732	$104,941

Moog Inc.
CONSOLIDATED BALANCE SHEETS
(dollars in thousands)

	July 2,	October 2,
	2011	2010
Cash	$127,251	$112,421
Receivables	683,714	619,861
Inventories	514,645	460,857
Other current assets	112,875	99,140
Total current assets	1,438,485	1,292,279
Property, plant and equipment	496,885	486,944
Goodwill and intangible assets	956,062	910,690
Other non-current assets	24,636	22,221
Total assets	$2,916,068	$2,712,134

Notes payable	$10,071	$1,991
Current installments of long-term debt	1,713	5,405
Contract loss reserves	48,396	40,810
Other current liabilities	482,358	431,268
Total current liabilities	542,538	479,474
Long-term debt	739,078	757,320
Other long-term liabilities	363,244	354,384
Total liabilities	1,644,860	1,591,178
Shareholders' equity	1,271,208	1,120,956
Total liabilities and shareholders' equity	$2,916,068	$2,712,134